UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 1, 2015

NCI, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-51579	20-3211574
(State or Other Jurisdiction of Incorporation)	(commission file number)	(IRS Employer Identification No.)

11730 Plaza America Drive, Reston, VA	20190
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 707-6900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On January 1, 2015, NCI, Inc. (NCI) completed its purchase of 100% of the stock of Computech, Inc., a leader in agile and lean application software development and IT operations and maintenance, for approximately $56 million, net of cash acquired. The acquisition was financed through a combination of cash on hand and borrowings of $34 million under NCI’s senior credit facility.

Founded in 1979, Computech provides agile software application development; IT system modernization; application portfolio management; agile operations and maintenance; data strategy, analytics and visualization; and big data processing to federal civilian customers. Computech’s customers include the Federal Communications Commission, Department of Homeland Security, Executive Office of the President, Internal Revenue Service, U.S. House of Representatives and U.S. International Trade Commission.

Computech is headquartered in Bethesda, Md., and has nearly 170 employees working primarily in the Washington, D.C. metropolitan area.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

As permitted by Item 9.01(a)(4) of Form 8-K, NCI will file the financial statements required by Item 9.01(a)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy one (71) calendar days after the date this current report must be filed.

(b) Pro Forma Financial Information.

As permitted by Item 9.01(b)(2) of Form 8-K, NCI will file the pro forma financial information required by Item 9.01(b)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy one (71) calendar days after the date this current report must be filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCI, Inc.

Date: January 7, 2015	By:	/s/ Michele R. Cappello
Michele R. Cappello
Senior Vice President, General Counsel, and Secretary